Filed pursuant to Rule 433
 Dated May 25, 2007 relating to
 Pricing Supplement No. 300 dated May 25, 2007 to
 Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES G
 Floating Rate Senior Registered Notes Due 2012
Fixed Rate Senior Registered Notes Due 2014

Yen Floating Rate Senior Registered Notes Due 2012

Issuer:

Principal Amount:

Maturity Date:

Trade Date:

Original Issue Date (Settlement):

Interest Accrual Date:

Issue Price (Price to Public):

Agents’ Commission:

All-in Price:

Net Proceeds to Issuer:

Base Rate:

Index Currency:

Specified Currency:

Spread (plus or minus):

Index Maturity:

Interest Payment Period:

Interest Payment Dates:

Initial Interest Rate:

Morgan Stanley

¥45,000,000,000

June 7, 2012

May 25, 2007

May 31, 2007

May 31, 2007

100%

0.25%

99.75%

¥44,887,500,000

LIBOR

Yen (“¥”)

Yen

Plus 0.23%

Six months

Semi-Annually

Each December 7 and June 7, commencing December 7, 2007

Interpolated 6-Month and 7-Month LIBOR plus 0.23%; to be determined on the second London banking day immediately preceding the Interest Accrual Date

Initial Interest Reset Date: Interest Reset Dates: Interest Reset Period: Interest Determination Dates: Day Count Convention: Minimum Denomination: Reporting Service:

December 7, 2007

Each Interest Payment Date

Semi-Annually

The second London banking day immediately preceding each Interest Reset Date

Actual/360

¥100,000,000

Reuters as the successor service to Moneyline Telerate, with Reuters page 3750 as the successor to Telerate page 3750

Business Day: Listing: Common Code: ISIN: Issuer Ratings: Trustee: Agents:

London, New York, TARGET Settlement Day and Tokyo

London

030354044

XS0303540446

Aa3 / A+ / AA-

The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)

Morgan Stanley & Co. International plc and such other agents as shall be named in the above-referenced Pricing Supplement

Yen Fixed Rate Senior Registered Notes Due 2014

Issuer:

Principal Amount:

Maturity Date:

Trade Date:

Original Issue Date (Settlement):

Interest Accrual Date:

Issue Price (Price to Public):

Agents’ Commission:

All-in Price:

Net Proceeds to Issuer:

Interest Rate:

Interest Payment Period:

Interest Payment Dates:

Day Count Convention:

Specified Currency:

Minimum Denomination:

Business Day:

Listing:

Common Code:

ISIN:

Issuer Ratings:

Trustee: Agents:

Morgan Stanley

¥18,000,000,000

June 6, 2014

May 25, 2007

May 31, 2007

May 31, 2007

100%

0.35%

99.65%

¥17,937,000,000

1.99% per annum

Semi-Annual

Each December 6 and June 6, commencing December 6, 2007

30/360

Yen (“¥”)

¥100,000,000

London, New York, TARGET Settlement Day and Tokyo

London

030354117

XS0303541170

Aa3 / A+ / AA-

The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.) Morgan Stanley & Co. International plc and such other agents as shall be named in the above-referenced Pricing Supplement

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated January 29, 2007
Prospectus Dated January 25, 2006